As filed with the Securities and Exchange Commission on August 10, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STATION CASINOS, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	88-0136443
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

2411 West Sahara Avenue
Las Vegas, Nevada 89102
(702) 367-2411
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

STATION CASINOS, INC.
2005 STOCK COMPENSATION PROGRAM
(Full Title of Plan)

Glenn C. Christenson
2411 West Sahara Avenue
Las Vegas, Nevada 89102
(702) 367-2411
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, or Agent For Service)

Copies to:
Kenneth J. Baronsky, Esq.
Milbank, Tweed, Hadley & McCloy
601 South Figueroa Street
Los Angeles, California 90017
(213) 892-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed maximum Offering price per Share (2)	Proposed Maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,868,064	$70.05	$270,957,883.20	$31,891.74

(1)                            In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)                            Pursuant to Rule 457 under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based upon the average of the high and low prices of the Common Stock of the Registrant on the New York Stock Exchange on August 8, 2005 and upon the price at which options which have been granted may be exercised.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Registrant will, upon written or oral request, provide without charge to any persons to whom the prospectuses relating to this Registration Statement are delivered, a copy of any and all of the information which has been incorporated by reference in such prospectuses and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102 (telephone: (702) 367-2411).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                             Incorporation of Certain Documents by Reference

The following documents filed by Station Casinos, Inc. (the “Company”) with the Commission are incorporated by reference in this Registration Statement:

(a)                                  Annual Report on Form 10-K for the year ended December 31, 2004.

(b)                                 Quarterly Report on Form 10-Q for the quarter ending March 31, 2005.

(c)                                  Quarterly Report on Form 10-Q for the quarter ending June 30, 2005.

(d)                                 Current Reports on Forms 8-K filed with the Commission on January 14, 2005, February 7, 2005, February 8, 2005, February 17, 2005, March 15, 2005 (Item 8.01 only), March 17, 2005, March 21, 2005, April 20, 2005, May 23, 2005, May 24, 2005, May 24, 2005, June 2, 2005, June 15, 2005, July 1, 2005, July 29, 2005 and August 2, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                                                             Description of Securities

Only securities registered under Section 12 of the Exchange Act are being offered.

Item 5.                                                             Interests of Named Experts and Counsel

N/A

Item 6.                                                             Indemnification of Directors and Officers

Sections 78.7502 and 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company’s Articles of Incorporation and Bylaws contain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company and if he did not breach his fiduciary duties with such breach involving intentional misconduct, fraud or a knowing violation of the law. Indemnification would cover expenses, including attorney’s fees, judgments, fines and amounts paid in settlement.

The Company’s Bylaws also provide the Company’s Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors’ and officers’ liability insurance.

The Company has entered into an indemnification agreement (the “Indemnification Agreement”) with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against any indemnified party (the “Indemnitee”) unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                                                             Exemption from Registration Claimed

N/A

Item 8.                                                             Exhibits

5.1	Opinion of Schreck Brignone.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereof).

99.1	Station Casinos, Inc. 2005 Stock Compensation Program.

Item 9.                                                             Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)                                  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

The Registrant and each person whose signature appears below hereby authorizes any agent for service named in this Registration Statement to file one or more amendments (including, without limitation, post-effective amendments) to this Registration Statement, which amendments may make such changes in the Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints any such agent for service as attorney-in-fact to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, any such amendments to the Registration Statement. Each person whose signature appears below hereby ratifies and confirms all that each of the said attorneys-in-fact, or such person’s substitute or substitutes, may do or cause to be done by virtue hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 10th day of August 2005.

STATION CASINOS, INC.

By:	/s/ Glenn C. Christenson
Glenn C. Christenson
Executive Vice President,
Chief Financial Officer,
Chief Administrative Officer and
Treasurer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Frank J. Fertitta, III	Chairman of the Board and	August 10, 2005
Frank J. Fertitta, III	Chief Executive Officer and
Director (Principal Executive
Officer)

/s/ Lorenzo J. Fertitta	Vice Chairman, President and	August 10, 2005
Lorenzo J. Fertitta	Director

/s/ Glenn C. Christenson	Executive Vice President, Chief	August 10, 2005
Glenn C. Christenson	Financial Officer, Chief
Administrative Officer and
Treasurer (Principal Financial
and Accounting Officer)

/s/ Lowell H. Lebermann, Jr.	Director	August 10, 2005
Lowell H. Lebermann, Jr.

/s/ James E. Nave	Director	August 10, 2005
James E. Nave

/s/ Lee S. Isgur	Director	August 10, 2005
Lee S. Isgur

/s/ Robert E. Lewis	Director	August 10, 2005
Robert E. Lewis